Exhibit 99.1

PRESS RELEASE

For Immediate Distribution	Contact: Intrepid Potash, Inc.
William Kent
Phone: 303-296-3006

Intrepid Announces Second Quarter 2011 Financial Results

Denver, Colorado; August 3, 2011 — Intrepid Potash, Inc. (NYSE:IPI) announced today second quarter 2011 financial results, with net income for the second quarter of $30.7 million, resulting in $0.41 of earnings per diluted share.  This result included the recognition of $0.04 per diluted share of income, net of tax, associated with a refundable employment-related credit obtained from the State of New Mexico.  Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA(1)) for the second quarter of 2011 were $59.9 million.

“We saw continued strength in the agricultural commodities markets that has provided a solid footing for the robust potash sales we experienced during the second quarter,” said Bob Jornayvaz, Intrepid’s Executive Chairman of the Board.  “Because of the reliability of our production, our marketing strategy and our marketing flexibility, we have been able to continue to sell into the market and to work with our customers that have been affected by adverse weather conditions throughout the United States.  Our results in the second quarter of 2011 demonstrate that the investments we have made and are continuing to make in our operations to increase our granulation capacity are providing us with greater flexibility and agility to respond to variations in demand in the potash markets we serve.  The overall strength of the potash market is reflected in the improvement of our net realized sales price for potash to $462 per ton in the second quarter of 2011, a $20 per ton increase from the first quarter.  Strong crop economics support our belief that nutrient demand will remain strong as farmers are incentivized to maximize yield in order to lock-in profitability many have never experienced before.”

Second Quarter 2011 Highlights:

•                  Potash sales in the second quarter of 2011 were 225,000 tons as compared to 129,000 tons sold in the same period of 2010.

•                  Potash production increased 27 percent in the second quarter of 2011 to 209,000 tons compared to 165,000 tons produced in the same period a year ago.

(1)  Adjusted EBITDA is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP).  See the non-GAAP reconciliations set forth later in this press release for additional information.

•                  Average net realized sales price(2) for potash was $462 per ton ($509 per metric tonne) in the second quarter of 2011, compared to $376 per ton ($414 per metric tonne) in the second quarter of 2010 and $442 per ton ($487 per metric tonne) in the first quarter of 2011.

•                  Cash operating cost of goods sold, net of by-product credits(3), for potash was $160 per ton in the second quarter of 2011.  This compares to $206 per ton in the second quarter of 2010 and $166 per ton in the first quarter of 2011.

•                  Sales of langbeinite, which we market as Trio®, were 39,000 tons in the second quarter of 2011 compared to 63,000 tons in the same period a year ago.

•                  Langbeinite production in the second quarter of 2011 increased to 44,000 tons from 39,000 tons produced in the second quarter of 2010.

•                  Average net realized sales price for Trio® was $222 per ton ($245 per metric tonne) in the second quarter of 2011.  This compares to $162 per ton ($179 per metric tonne) in the second quarter of 2010 and $204 per ton ($225 per metric tonne) in the first quarter of 2011.

•                  Average gross margin in the second quarter of 2011 for the sale of potash was $242 per ton or 52 percent, compared to $114 per ton or 30 percent in the second quarter of 2010.  Average gross margin for the sale of Trio® was $17 per ton or eight percent compared to $3 per ton or two percent in the same period of 2010.

•                  Capital investment in the second quarter of 2011 totaled approximately $29.3 million.

•                  As of June 30, 2011, we had $157.8 million of cash and investments and no outstanding debt.  On August 3, 2011, we entered into a new $250.0 million unsecured, revolving credit facility with a five-year term, replacing our expiring facility.

Intrepid’s marketing advantage was a key contributor to the success of our second quarter results.  “Demand for potash remained strong during the second quarter of 2011.  Despite the severe drought in parts of the southwest, our nimble approach allowed us to be successful in selling our Carlsbad production into the Midwest market.  We also saw strengthening in the local truck market served by our Utah plants during the quarter that helped us to achieve the best average net realized sales price among our North American peers.  We are further expanding our marketing flexibility throughout our operations to build upon the success that we have realized with the Moab compaction project,” said Mr. Jornayvaz.  “The advantage of flexibility in our product mix to be able to right-size our production of granular and standard product from our Moab, Utah compactor has become even more evident through the passage of time and

(2)  Average net realized sales price is an operating performance measure calculated as gross sales less freight costs, divided by the number of tons sold in the period.

(3)  Cash operating cost of goods sold, net of by-product credits, is an operating performance measure defined as total cost of goods sold excluding royalties, depreciation, depletion, and amortization.

reinforces the benefit of the planned capital investments to increase our granulation capability at both our Carlsbad and Wendover operations.”

Mr. Jornayvaz continued “We are moving forward other major capital projects to increase recoveries and increase production, which are all designed to lower our per ton costs.  The Langbeinite Recovery Improvement Project at our East facility near Carlsbad, New Mexico, including both the dense media separation plant and the granulation plant is well into the construction phase.  We expect to be substantially complete with the construction of the dense media separation plant by year-end and the granulation plant in early 2012.  Additionally, the Bureau of Land Management completed the public comment period for the draft Environmental Impact Statement related to our proposed HB Solar Solution Mine in June.  This milestone brings this very important project one step closer to fruition.”

Market Conditions

The confidence in the agricultural commodities markets that was evident during the first quarter of 2011 carried over into the second quarter.  The outlook for potash continues to be constructive based on the current market dynamics.  Commodity prices have shown some volatility in the near term as there has been some murkiness over the accuracy of estimates of planted acres in the United States, specifically for corn, but, overall, crop prices are strong by historical standards and supportive of farmer economics.  Further, the global backdrop of estimates of tight stock-to-use ratios for both corn and soybeans, and global demand for coarse grains remains intact.

As farmer economics show sustained strength, we have not experienced, as we did in 2010, the typical lower pricing of summer fill programs that producers have historically offered to incentivize purchasing during the summer growing season.  Many dealers have exhibited more confidence in the potash market heading into this summer and are demonstrating this through a willingness to carry over more potash inventory than in 2010.  We interpret the positive response at the grower and dealer level as an ongoing commitment to maximize yields through balanced fertilization.

Based on continued steady demand for product, we raised our posted price for our red granular potash on July 8, 2011, to $560 per ton.  Further, we raised the posted price for granular-sized Trio® on August 1, 2011, to $291 per ton.  We believe that the timing of the fall harvest and the subsequent fall application window is the most significant near-term risk to demand.

Second Quarter Results and Recent Performance

Income before income taxes for the second quarter of 2011 was $50.8 million compared to $6.1 million in the second quarter of 2010.  Income before income taxes included $4.7 million of income related to a refundable employment-related credit from the State of New Mexico.  Cash flows from operating activities were $50.7 million for the second quarter of 2011, compared to $32.1 million for the second quarter of 2010.  Adjusted net income(4) for the second

(4)  Adjusted net income is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP).  See the non-GAAP reconciliations set forth later in this press release for additional information.

quarter of 2011 was $27.8 million compared to adjusted net income of $3.7 million in the same period last year.

Potash

During the second quarter of 2011, Intrepid produced 209,000 tons of potash.  Solid production rates were achieved at all of our facilities. The increases were largely driven by the return to full production rates in 2011 following our ramp-up in the latter half of 2010.  Additionally, our Moab solar solution mine benefited during the quarter from excellent brine levels and favorable harvest conditions, which allowed for approximately one month of additional production.  During this same period, we sold 225,000 tons of potash.  This compares to 165,000 tons produced and 129,000 tons sold in the second quarter of 2010.  The increase in tons sold as compared to the second quarter of 2010 is attributed to more normal agricultural market conditions and a willingness of dealers to purchase sufficient inventory to allow them to exit the spring planting season with some level of inventory.  Based on our calculations, our average net realized sales price for the second quarter of 2011 exceeded that of our North American competitors with an average net realized sales price advantage of approximately $74 per ton.(5)

Our cash operating cost of goods sold for potash, net of by-product credits of $6 per ton, decreased to $160 per ton in the second quarter of 2011 from $206 per ton, net of by-product credits of $11 per ton, in the second quarter of 2010.  Our lower cash operating cost of goods sold per ton for potash during the second quarter of 2011 resulted from our mines producing at higher volumes than we were able to achieve in the same period in 2010, and strong sales from our Utah operations, which reduced per unit costs.  We note that cash operating cost of goods sold per ton does fluctuate from period to period, depending on the timing and location of turnaround maintenance work and the location from which sales are sourced.  We expect higher cash operating cost of goods sold per ton in the third and fourth quarter of 2011 due to the effect of scheduled turnaround maintenance and time scheduled to tie-in new plant and equipment during the second half of the year.  These turnarounds and tie-ins are operating necessities and reduce production from time to time, while we continue to expend the operating costs during these same periods.

Langbeinite — Trio®

Demand for all grades of Trio® remained strong during the second quarter of 2011 and we expect this strong demand for Trio® to continue through the balance of 2011.  Our existing production facility produces approximately half of our langbeinite production in the form of natural granular-sized product, with the remainder standard and fine standard-sized product.  During the second quarter of 2011, we saw an increase in production of langbeinite as a result of returning langbeinite recoveries to more historically normal levels.  We received the necessary construction permits for the dense media separation plant of the Langbeinite Recovery

(5)  Average net realized sales price advantage is an operating performance measure calculated as the difference between our average net realized sales price and the combined average net realized sales prices of Potash Corporation of Saskatchewan Inc., The Mosaic Company, and Agrium Inc. (“Agrium”) based on publicly available information.  In calculating these average net realized sales prices, we assumed a freight rate of $18 per ton for Agrium based on historical reported results as freight was not separately disclosed in Agrium’s latest periodic filing.

Improvement Project (“LRIP”) in March and for the granulation plant associated with the project in June 2011.  We have begun construction on both of these plants.  The benefit of being able to granulate all of our langbeinite production is the ability to earn a higher net realized sales price per ton on the larger granular-sized material and the flexibility of serving all markets more broadly.

Intrepid sold 39,000 tons of Trio® in the second quarter of 2011 at an average net realized sales price of $222 per ton, which was $18 per ton higher than in the first quarter of 2011.  This compares to 63,000 tons sold at an average net realized sales price of $162 per ton in the prior year’s second quarter.  The sequential improvement in Trio® pricing in the second quarter of 2011 is the result of the price increases implemented in February 2011 taking full effect, as well as improvements in pricing in the export markets for both standard and granular Trio®.  The year-to-year decrease in Trio® sales is primarily a result of our having less product available for sale during the second quarter of 2011 as compared to the second quarter of 2010.

Capital Investment

Total capital investment in 2011, which is consistent with our overall capital investment strategy of increasing recoveries, increasing production and decreasing per ton costs, is expected to be between $140 million and $165 million.  Based on the progress of certain projects and the timing of permits received to date, specifically around LRIP, we believe that we will be closer to the top of this range for 2011.  During the second quarter, we continued to make significant progress on a number of our capital projects, investing approximately $29.3 million during the quarter and approximately $56.2 million during the first half of 2011 in capital projects

Our strategy to increase granulation capacity is being undertaken for both potash and Trio®.  Our successful execution of the Moab compaction project, which is producing a product of higher quality than expected and at a better level of efficiency than originally designed, has effectively been a confirming project for the next steps of expanding our compaction capacity with the planned activities at our North compaction facility in Carlsbad, New Mexico, as well as at our Wendover, Utah facility.

The Environmental Impact Statement (“EIS”) review being conducted by the Bureau of Land Management (“BLM”) for our proposed HB Solar Solution Mine near Carlsbad, New Mexico, continues to progress in a meaningful manner.  We received the air quality permit from the State of New Mexico for the HB mill in July 2011.  The current schedule for receiving the Record of Decision on the project remains in the first quarter of 2012.  As we move closer to the expected Record of Decision date on the project, we continue to update the project cost estimates to incorporate consideration of changes in scope, costs escalations related to commodity and inflationary effects and the items described as alternatives evaluated by the BLM in the draft EIS.  Due to these factors and considerations, which will continue to develop over time, we believe that the total capital investment required for the HB Solar Solution Mine will be higher, possibly significantly higher, than the previously disclosed range of $120 million to $130 million, of which $28.3 million has been invested to date.  We believe that the project continues to be an important and financially attractive capital investment that fits squarely within our overall capital strategy in terms of increased productivity and decreased cash operating costs per ton.

Several of the major capital investment activities for the quarter at our New Mexico and Utah facilities, in addition to those highlighted previously in this release, are described below and demonstrate the continued execution of our capital investment strategy

New Mexico

•                  We continue to engineer the expansion of our North compaction plant and anticipate finalizing plans for the project in 2011, and we expect to be able to increase granular production beginning in 2013.

•                  We are in the process of adding an additional mine panel at each of our East and West mines.  The West Mine panel is scheduled to be operational in the third quarter of 2011 and the East Mine panel is scheduled to be operational in the fourth quarter of 2011.

•                  The implementation of distributed control systems and increased instrumentation is continuing at our production facilities, particularly in Carlsbad, New Mexico.

Utah

•                  We completed engineering for an additional solution mining cavern at our Moab facility.  We expect drilling to commence during the latter part of this year, assuming timely receipt of permits, and project benefits to be realized beginning in 2012.

•                  We started construction of the new compaction facility in Wendover that will allow us to granulate more of our potash production.  Based on current schedules we expect to be able to increase granular production beginning in 2012.

•                  We began construction of a new product warehouse at our Wendover facility.  We expect the additional storage capacity to be in place to coincide with the completion of the new Wendover compaction facility.

* * * * * * * * * * *

Intrepid routinely posts information about Intrepid on its website under the Investor Relations tab.  Intrepid’s website address is www.intrepidpotash.com.

Unless expressly stated otherwise or the context otherwise requires, references to “tons” in this press release refer to short tons.  One short ton equals 2,000 pounds.  One metric tonne, which many of our international competitors use, equals 1,000 kilograms or 2,204.68 pounds.

Since Adjusted net income and Adjusted EBITDA are non-GAAP financial measures, we make reference to their respective reconciliations in the accompanying non-GAAP reconciliation tables towards the end of this release and the associated financial tables provide the details to reconcile these numbers to U.S. GAAP line items.  Average net realized sales price and cash operating cost of goods sold are defined in the text of this release and the associated financial tables provide additional details regarding these operating measures.

Conference Call Information

The conference call to discuss second quarter 2011 results is scheduled for Thursday, August 4, 2011, at 8:00 a.m. MDT (10:00 a.m. EDT).  The call participation number is (800)

319-4610.  A recording of the conference call will be available two hours after the completion of the call at (800) 319-6413.  International participants can dial (412) 858-4600 to take part in the conference call and can access a replay of the call at (412) 317-0088.  The replay of the call will require the input of the conference identification number 763324.  The call will also be streamed on the Intrepid website, www.intrepidpotash.com.  In addition, the press release announcing second quarter 2011 results will be available on the Intrepid website before the call under “Investor Relations - Press Releases.”  An audio recording of the conference call will be available at www.intrepidpotash.com through September 5, 2011.

* * * * * * * * * * *

Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding guidance, are forward-looking statements within the meaning of these laws.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that the expectations will be realized.  These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements.  These risks and uncertainties include: changes in the price of potash or Trio®; operational difficulties at our facilities that limit production of our products; interruptions in railcar or truck transportation services; the ability to hire and retain qualified employees; changes in demand and/or supply for potash or Trio®/langbeinite; changes in our reserve estimates; our ability to successfully execute the projects that are essential to our business strategy, including but not limited to the development of the HB Solar Solution Mine as a solution mine and the further development of our langbeinite recovery assets; weather risks affecting net evaporation rates at our solar solution mining operations; changes in the prices of our raw materials, including but not limited to the price of chemicals, natural gas and power; fluctuations in the costs of transporting our products to customers; changes in labor costs and availability of labor with mining expertise; the impact of federal, state or local government regulations, including but not limited to environmental and mining regulations, and the enforcement of such regulations; obtaining permitting for applicable federal and state agencies related to the construction and operation of assets; competition in the fertilizer industry; declines in U.S. or world agricultural production; declines in use by the oil and gas industry of potash products in drilling operations; changes in economic conditions; adverse weather events at our facilities; our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements; disruption in credit markets; our ability to secure additional federal and state potash leases to expand our existing mining operations; and governmental policy changes that may adversely affect our business and the risk factors detailed in our filings with the U.S. Securities and Exchange Commission.  Please refer to those filings for more information on these risk factors.  These forward-looking statements speak only as of the date of this press release, and, except as required by law we undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of future events, new information or otherwise.

INTREPID POTASH, INC.

SELECTED OPERATIONS DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED JUNE 30, 2011 AND 2010

	Three Months Ended
	June 30, 2011	June 30, 2010
Production volume (in thousands of tons):
Potash	209	165
Langbeinite	44	39

Sales volume (in thousands of tons):
Potash	225	129
Trio®	39	63

Gross sales (in thousands):
Potash	$108,504	$50,900
Trio®	$10,869	$13,418
Freight costs (in thousands):
Potash	$4,486	$2,334
Trio®	$2,241	$3,239
Net sales (in thousands):
Potash	$104,018	$48,566
Trio®	$8,628	$10,179

Potash statistics (per ton):
Average net realized sales price	$462	$376
Cash operating cost of goods sold, net of by-product credits * (exclusive of items shown separately below)	160	206
Depreciation, depletion, and amortization	30	29
Royalties	16	14
Total potash cost of goods sold	206	249
Warehousing and handling costs	14	13
Average potash gross margin (exclusive of costs associated with abnormal production)	$242	$114

Trio® statistics (per ton):
Average net realized sales price	$222	$162
Cash operating cost of goods sold, net of by-product credits * (exclusive of items shown separately below)	160	125
Depreciation, depletion, and amortization	19	16
Royalties	11	8
Total Trio® cost of goods sold	190	149
Warehousing and handling costs	15	10
Average Trio® gross margin (exclusive of costs associated with abnormal production)	$17	$3

*                 On a per ton basis, by-product credits were $6 and $11 for the second quarter of 2011, and 2010, respectively.  By-product credits were $1.3 million and $1.4 million for the second quarter of 2011, and 2010, respectively.  There were no costs associated with abnormal production for the second quarter of 2011 or 2010.

INTREPID POTASH, INC.

SELECTED OPERATIONS DATA (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

	Six Months Ended
	June 30, 2011	June 30, 2010
Production volume (in thousands of tons):
Potash	443	337
Langbeinite	75	96

Sales volume (in thousands of tons):
Potash	421	372
Trio®	91	132

Gross sales (in thousands):
Potash	$199,855	$142,275
Trio®	$24,496	$29,402
Freight costs (in thousands):
Potash	$9,369	$7,714
Trio®	$5,349	$7,625
Net sales (in thousands):
Potash	$190,486	$134,561
Trio®	$19,147	$21,777

Potash statistics (per ton):
Average net realized sales price	$453	$361
Cash operating cost of goods sold, net of by-product credits * (exclusive of items shown separately below)	163	201
Depreciation, depletion, and amortization	30	26
Royalties	16	13
Total potash cost of goods sold	209	240
Warehousing and handling costs	14	10
Average potash gross margin (exclusive of costs associated with abnormal production)	$230	$111

Trio® statistics (per ton):
Average net realized sales price	$212	$165
Cash operating cost of goods sold, net of by-product credits * (exclusive of items shown separately below)	160	122
Depreciation, depletion, and amortization	21	16
Royalties	11	8
Total Trio® cost of goods sold	192	146
Warehousing and handling costs	14	9
Average Trio® gross margin (exclusive of costs associated with abnormal production)	$6	$10

*                 On a per ton basis, by-product credits were $6 and $9 for the six months ended June 30, 2011, and 2010, respectively.  By-product credits were $2.5 million and $3.4 million for the six months ended June 30, 2011, and 2010, respectively.  Costs associated with abnormal production were zero and $0.5 million for the six months ended June 30, 2011, and 2010, respectively.

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Sales	$119,373	$64,318	$224,351	$171,677
Less:
Freight costs	6,727	5,573	14,718	15,339
Warehousing and handling costs	3,784	2,317	7,061	5,041
Cost of goods sold	53,719	41,416	105,710	108,670
Costs associated with abnormal production	—	—	—	470
Other	5	271	507	540
Gross Margin	55,138	14,741	96,355	41,617

Selling and administrative	8,986	7,969	15,857	14,582
Accretion of asset retirement obligation	191	176	382	352
Insurance settlements from property and business losses	—	—	(12,500)	—
Other operating (income) loss	(4,730)	305	(4,689)	473
Operating Income	50,691	6,291	97,305	26,210

Other Income (Expense)
Interest expense, including realized and unrealized derivative gains and losses	(389)	(478)	(502)	(1,032)
Interest income	415	177	785	273
Other income	59	102	318	148
Income Before Income Taxes	50,776	6,092	97,906	25,599

Income Tax Expense	(20,068)	(2,490)	(38,919)	(10,151)
Net Income	$30,708	$3,602	$58,987	$15,448

Weighted Average Shares Outstanding:
Basic	75,184,306	75,085,873	75,157,871	75,064,966
Diluted	75,268,279	75,125,620	75,266,010	75,128,691
Earnings Per Share:
Basic	$0.41	$0.05	$0.78	$0.21
Diluted	$0.41	$0.05	$0.78	$0.21

INTREPID POTASH, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

AS OF JUNE 30, 2011 AND DECEMBER 31, 2010

(In thousands, except share and per share amounts)

	June 30, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$71,250	$76,133
Short-term investments	52,105	45,557
Accounts receivable:
Trade, net	35,718	23,767
Other receivables	7,168	1,161
Refundable income taxes	10,662	6,543
Inventory, net	51,306	48,094
Prepaid expenses and other current assets	4,157	4,016
Current deferred tax asset	4,040	3,551
Total current assets	236,406	208,822

Property, plant, and equipment, net of accumulated depreciation of $81,982 and $66,615, respectively	326,109	285,920
Mineral properties and development costs, net of accumulated depletion of $9,211 and $8,431, respectively	33,598	34,372
Long-term parts inventory, net	8,504	7,121
Long-term investments	34,426	21,298
Other assets	3,817	5,311
Non-current deferred tax asset	235,534	266,040
Total Assets	$878,394	$828,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable:
Trade	$14,151	$17,951
Related parties	181	126
Accrued liabilities	19,136	17,153
Accrued employee compensation and benefits	10,691	8,597
Other current liabilities	1,291	1,578
Total current liabilities	45,450	45,405

Asset retirement obligation	9,860	9,478
Deferred insurance proceeds	—	11,700
Other non-current liabilities	3,914	4,460
Total Liabilities	59,224	71,043

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares authorized; and 75,202,086 and 75,110,875 shares outstanding at June 30, 2011, and December 31, 2010, respectively	75	75
Additional paid-in capital	561,997	559,675
Accumulated other comprehensive loss	(682)	(702)
Retained earnings	257,780	198,793
Total Stockholders’ Equity	819,170	757,841
Total Liabilities and Stockholders’ Equity	$878,394	$828,884

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(In thousands)

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$30,708	$3,602	$58,987	$15,448
Deferred income taxes	14,637	2,631	30,017	7,164
Insurance settlements from property and business losses	—	—	(12,500)	—
Items not affecting cash:
Depreciation, depletion, amortization, and accretion	8,691	6,687	17,224	13,226
Stock-based compensation	1,560	1,128	2,672	2,115
Unrealized derivative gain	(224)	(28)	(545)	(117)
Other	(37)	303	455	484
Changes in operating assets and liabilities:
Trade accounts receivable	2,344	14,519	(11,951)	6,906
Other receivables	(5,559)	(209)	(6,013)	(345)
Refundable income taxes	(7,138)	2,079	(4,119)	6,914
Inventory	(3,153)	(8,566)	(4,595)	11,255
Prepaid expenses and other assets	296	(267)	1,247	594
Accounts payable, accrued liabilities and accrued employee compensation and benefits	8,524	10,068	8,714	5,366
Other liabilities	12	133	(308)	(1,115)
Net cash provided by operating activities	50,661	32,080	79,285	67,895

Cash Flows from Investing Activities:
Additions to property, plant, and equipment	(35,213)	(23,733)	(63,816)	(37,683)
Additions to mineral properties and development costs	(178)	(381)	(720)	(381)
Proceeds from insurance settlements from property and business losses	806	—	806	—
Purchases of investments	(30,160)	(12,002)	(52,459)	(23,638)
Proceeds from investments	16,593	2,201	32,371	2,687
Net cash used in investing activities	(48,152)	(33,915)	(83,818)	(59,015)

Cash Flows from Financing Activities:
Employee tax withholding paid for restricted stock upon vesting	(589)	(487)	(1,076)	(727)
Excess income tax benefit from stock-based compensation	55	—	427	64
Proceeds from exercise of stock options	45	—	299	—
Net cash used in financing activities	(489)	(487)	(350)	(663)

Net Change in Cash and Cash Equivalents	2,020	(2,322)	(4,883)	8,217
Cash and Cash Equivalents, beginning of period	69,230	100,331	76,133	89,792
Cash and Cash Equivalents, end of period	$71,250	$98,009	$71,250	$98,009

Supplemental disclosure of cash flow information
Cash paid (received) during the period for:
Interest, including settlements on derivatives	$450	$519	$759	$1,095
Income taxes	$12,512	$(2,371)	$12,605	$(4,142)

INTREPID POTASH, INC.

NON-GAAP ADJUSTED NET INCOME (UNAUDITED) RECONCILIATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(In thousands)

Adjusted net income is calculated as net income adjusted for significant non-cash and infrequent items.  Examples of non-cash and infrequent items include insurance settlements from property and business losses, the income associated with the refundable employment-related credit from the State of New Mexico, non-cash unrealized gains or losses associated with derivative adjustments, costs associated with abnormal production and other infrequent items.  The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of Intrepid’s fundamental business on a recurring basis.  In addition, management believes that the concept of adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under U.S. GAAP.  Since adjusted net income excludes some, but not all items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.  The following is a reconciliation of our net income, the most directly comparable U.S. GAAP measure to, Adjusted net income:

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Net Income	$30,708	$3,602	$58,987	$15,448
Adjustments
Insurance settlements from property and business losses	—	—	(12,500)	—
Income associated with New Mexico refundable employment-related credit **	(4,692)	—	(4,692)	—
Unrealized derivative gain	(224)	(28)	(545)	(117)
Costs associated with abnormal production	—	—	—	470
Other	5	271	507	540
Calculated tax effect *	1,955	(96)	6,858	(355)
Total adjustments	(2,956)	147	(10,372)	538
Adjusted Net Income	$27,752	$3,749	$48,615	$15,986

*Estimated annual effective tax rate of 39.8 percent for 2011 and 39.7 percent for 2010.

**Included in “Other operating (income) loss” line item.

INTREPID POTASH, INC.

NON-GAAP ADJUSTED EBITDA (UNAUDITED) RECONCILIATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010

(In thousands)

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is computed as net income adjusted for the add back of interest expense (including derivatives), income tax expense, depreciation, depletion, and amortization, and asset retirement obligation accretion.  This non-GAAP measure is presented because management believes it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  We use Adjusted EBITDA to evaluate the effectiveness of our business strategies.  In addition, Adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted EBITDA should not be considered in isolation or as a substitute for performance or liquidity measures calculated in accordance with U.S. GAAP.  Since Adjusted EBITDA excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the Adjusted EBITDA amounts presented may not be comparable to similarly titled measures of other companies.  The following is a reconciliation of our net income, the most directly comparable U.S. GAAP measure, to Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Net Income	$30,708	$3,602	$58,987	$15,448

Interest expense, including realized and unrealized derivative gains and losses	389	478	502	1,032
Income tax expense	20,068	2,490	38,919	10,151
Depreciation, depletion, amortization, and accretion	8,691	6,687	17,224	13,226
Total adjustments	29,148	9,655	56,645	24,409
Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization	$59,856	$13,257	$115,632	$39,857